Exhibit 10.6
AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
CLASS D UNIT AWARD AGREEMENT
          Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Partnership”), hereby grants to [                    ] (the “Holder”) as of            [●],       (the “Grant Date”) a restricted unit award (the “Award”) of [●] Class D Units (“Class D Units”), as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 17, 2010, among the Partners of the Partnership as such agreement may be amended from time to time (the “Partnership Agreement”), upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Partnership Agreement.
          1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall accept (a) this Class D Unit Award Agreement (this “Agreement”) and (b) all of the terms and conditions of the Partnership Agreement, including, without limitation, the power of attorney granted in Section 2.4 of the Partnership Agreement, in each case by executing this Agreement in the space provided below and returning it to the Partnership.
          2. Rights as the Holder. The Holder shall have no rights with respect to any Class D Units awarded hereunder until the Holder has satisfied the terms of this Agreement and any other requirement imposed on Partners by applicable law, the Partnership Agreement or any other agreement among the Partners.
          3. Vesting and Value of Class D Units.
          3.1. Vesting.
          (a) The Award shall vest with respect to 15% of the number of Class D Units subject to the Award on each of December 31, 2010, 2011, 2012 and 2013, subject to the Holder’s continuous employment with any of the General Partner, Aviv Asset Management, L.L.C. (“AAM”), the Partnership, the Operating Partnership or any Affiliate of the Partnership through the applicable vesting date.
          (b) In connection with an Initial Public Offering, the Award shall vest with respect to 40% of the number of Class D Units subject to the Award on the Lockup Expiration Date and after taking into account the conversion contemplated by Section 4.2, subject to the Holder’s continuous employment with any of the General Partner, AAM, the Partnership, the Operating Partnership or any Affiliate of the Partnership through the applicable vesting date. For purposes of this Agreement, (i) the term “Initial Public Offering” means an initial public offering of shares of common stock of the General Partner under the Securities Act, and (ii) the term “Lockup Expiration Date” means the day following the date on which any lockup agreement entered into by directors or senior employees of the General Partner with the underwriters of such Initial Public Offering expires, after taking into account any extension of such agreement in accordance with the terms thereof; provided, that, to the extent any such lockup agreements have differing expiration dates, the Lockup Expiration Date shall be determined with reference to the lockup agreement executed by the Holder or, if the Holder does not execute a lockup agreement, the lockup agreement executed by the chief executive officer of the General Partner (without, in each case, taking into account any waivers by the underwriters to allow partial sales of common stock prior to the expiration of any such lockup).
          (c) Any portion of the Class D Units that has not become vested pursuant to this section on or prior to the occurrence of a (i) a Partnership Control Transaction, (ii) any transaction, or series of related transactions, resulting in any Change in Control or, if equity securities other than common stock and Series A Preferred Stock of the General Partner are outstanding, more than 50% of the value of the outstanding equity of the General Partner or a merger or consolidation of the General Partner (other than mergers or consolidations that do not result in a Change in Control), (iii) a sale of more than 50% of the value of the partnership units of the Operating Partnership, as determined by the General Partner, (iv) an Asset Sale or a direct or indirect disposition of all or substantially all of the assets of the General Partner or the Operating Partnership or (v) a Liquidating Event (each a “Fundamental Transaction”), shall become immediately vested upon such occurrence, subject to the Holder’s continuous employment with any of the General Partner, AAM, the Partnership, the Operating Partnership or any Affiliate of the Partnership through the applicable vesting date. For purposes of this Agreement, a “Change in Control” means the acquisition by any one person or more than one person acting as a group of more than 50% of the outstanding shares of common stock of the General Partner; provided that a Change in Control shall not be deemed to occur as a result of the acquisition of shares of common stock of the General Partner by any person or persons that hold shares of common stock of the General Partner at the time of the Initial Public Offering.
          (d) Any portion of the Class D Units that has not become vested pursuant to this Section on or prior to the date the Holder is no longer employed for any reason by the General Partner, AAM, the Partnership, the Operating Partnership or any Affiliate of the Partnership shall be forfeited and shall not thereafter become vested.
          3.2. Value. As determined by the General Partner, the gross value of the Partnership on the Grant Date is $[●] (the “Grant Date Partnership Value”). The Class D Units awarded hereunder that have vested shall be eligible to share in proceeds from the Partnership upon the occurrence of a Fundamental Transaction, but only to the extent such proceeds exceed the sum of (i) the Grant Date Partnership Value and (ii) the gross value (as reflected on the books of the Partnership) of any additional properties acquired by or contributed to the Partnership after such grant date, as determined by the General Partner (the total of such sum, the “Base Value”).
          4. Rights as a Class D Unitholder.
          4.1. Subject to Partnership Agreement. A holder of vested Class D Units (a “Class D Unitholder”) has the right to receive certain distributions, if any, made with respect to such Class D Units by the Partnership pursuant to Section 5.2(b) of the Partnership Agreement (such distributions are provided for upon the occurrence of an Asset Sale or a Liquidating Event). A Class D Unitholder shall be entitled to receive distributions (as determined in accordance with the Partnership Agreement) with respect to his or her vested Class D Units only to the extent that the aggregate proceeds received by the Partnership exceed the Base Value, and after any distributions to other partners of the Partnership as may be required under the Partnership Agreement.
          4.2. In Connection With an Initial Public Offering.
          (a) On the date of the consummation of an Initial Public Offering, any Class D Units which have not become vested in accordance with Section 3.1(a) on or prior to such date shall be converted into an economically equivalent number of restricted common limited partner interests in the Partnership or a successor partnership or shares of restricted common stock of the General Partner, which restricted partner interests or shares shall become vested and unrestricted on the earlier of (i) the date or dates on which such Class D Units would have vested in accordance with Section 3.1(a) or, if later, the Lockup Expiration Date and (ii) a Change in Control, in each case subject to the Holder’s continuous employment with the General Partner or any Affiliate of the General Partner through the applicable vesting date.
          (b) On the date of the consummation of an Initial Public Offering, any Class D Units which have become vested in accordance with Section 3.1(a) on or prior to such date shall be converted into an economically equivalent number of restricted common limited partner interests in the Partnership or a successor partnership or shares of restricted common stock of the General Partner which shall become unrestricted on the Lockup Expiration Date.
          (c) In the event that any Class D Units are converted into common limited partner interests in the Partnership or a successor partnership or shares of common stock of the General Partner (restricted or unrestricted) pursuant to this Section 4.2, the Holder shall have no further rights with respect to the Class D Units or any distributions or any other rights as a holder of interests in the Partnership. The number of such common limited partner interests or shares of common stock (and the terms thereof and the rights associated therewith) into which the Class D Units are converted shall be determined by the General Partner, which determination shall be final and binding.
          5. Additional Terms and Conditions of Award.
          5.1. Nontransferability of Award. The Class D Units awarded hereunder may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Class D Units, the Award shall immediately become null and void. All Class D Units shall be subject to the restrictions and conditions on transferability set forth in the Partnership Agreement or in any other agreement among the Partners.
          5.2. Withholding Taxes. The Holder shall, upon request by the General Partner, pay to the Partnership such amount of cash as AAM or the Partnership may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the General Partner, the Partnership may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Partnership to the Holder.

          5.3. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the General Partner, AAM, the Partnership, the Operating Partnership or any Affiliate of the Partnership.
          5.4. Decisions of the General Partner. The General Partner shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the General Partner regarding this Agreement shall be final, binding and conclusive.
          5.5. Agreement Subject to the Partnership Agreement. This Agreement is subject to the provisions of the Partnership Agreement and shall be interpreted in accordance therewith.
          6. Miscellaneous Provisions.
          6.1. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner, AAM, the Partnership, the General Partner and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement.
          6.2. Notices. All notices, requests or other communications provided for in this Agreement shall be made:
If to the Partnership, to:
Aviv Healthcare Properties Limited Partnership
303 West Madison Street, Suite 2400
Chicago, IL 60606
Attn: [                    ]
Facsimile: (312) 855-1684
And if to the Holder, to the Holder’s address set forth in the Partnership’s records.
     All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Partnership.

          6.3. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.
          6.4. Arbitration. Any dispute or controversy between the General Partner, AAM or the Partnership and the Holder, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the General Partner, AAM, the Partnership and the Holder. The General Partner, AAM, the Partnership and the Holder acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
          6.5. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the each of the undersigned has executed and delivered this Class D Unit Award Agreement as of the day and year first written above.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By:	Aviv REIT, Inc., its general partner

By:
Name:	Craig Bernfield
Title:	Chief Executive Officer and President

AVIV ASSET MANAGEMENT, L.L.C.

By:	Aviv Healthcare Properties Limited Partnership, its sole member

By:	Aviv REIT, Inc., its general partner

By:

Name:	Craig Bernfield
Title:	Chief Executive Officer and President
Class D Unit Award Agreement

Accepted this ____ day of           ,

[                    ]
Class D Unit Award Agreement